Exhibit 4.4

GOLD STANDARD VENTURES CORP.

2020 AMENDED AND RESTATED STOCK OPTION PLAN

1.	Objectives

The Plan is intended as an incentive to attract and retain qualified directors, senior officers, Employees, Management Company Employees, Consultants and Consultant Companies of the Company and its Affiliates, to promote a proprietary interest in the Company and its Affiliates among such persons, and to stimulate the active interest of such persons in the development and financial success of the Company and its Affiliates.

2.	Definitions

2.1	As used in the Plan, the terms set forth below shall have the following respective meanings:

(a)	“Affiliate”, means an affiliate as defined in the Securities Act and includes issuers that are similarly related, whether or not any of the issuers are companies, partnerships, limited partnerships, trusts, income trusts or investment trusts or any other organized entity issuing securities;

(b)	“Associate” means an associate as defined in the Securities Act;

(c)	“Black Out Period” means a temporary period during which Optionees may not exercise their Options;

(d)	“Board” means the board of directors of the Company;

(e)	“Change in Control” means:

(i)	any merger or amalgamation in which voting securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

(ii)	any acquisition, directly or indirectly, by a person or Related Group of Persons (other than a person that is a registered dealer as described in Section 2.1(aa)(iii)and other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of voting securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities;

(iii)	any acquisition, directly or indirectly, by a person or Related Group of Persons of the right to appoint a majority of the directors of the Company or otherwise directly or indirectly control the management, affairs and business of the Company;

(iv)	any sale, transfer or other disposition of all or substantially all of the assets of the Company;

(v)	a complete liquidation or dissolution of the Company; or

(vi)	any transaction or series of transactions involving the Company or any of its Affiliates that the Board in its discretion deems to be a Change in Control;

(f)	“Committee” means the Compensation Committee of the Board or such other committee of the Board to which the Board has delegated responsibility for administration of the Plan or, if the Board has not made such delegation, “Committee” shall mean the Board;

(g)	“Company” means Gold Standard Ventures Corp., a company existing under the Business Corporations Act (British Columbia);

(h)	“Consultant” means, in relation to the Company, an individual or Consultant Company, other than an Employee or a Director/Officer of the Company, that:

(i)	is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Company or to an Affiliate of the Company, other than services provided in relation to a distribution of securities;

(ii)	provides the services under a written contract between the Company or the Affiliate of the Company and the individual or the Consultant Company;

(iii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate of the Company; and

(iv)	has a relationship with the Company or an Affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company.

(i)	“Consultant Company” means, for an individual Consultant, a company or partnership of which the individual is an employee, shareholder or partner;

(j)	“Date of Grant” means the date an Option is granted by the Committee to the Optionee, subject to any regulatory or other approvals or conditions;

(k)	“Directors/Officers” means directors, senior officers or Management Company Employees of the Company or any subsidiary of the Company;

(l)	“Disability” means any disability with respect to an Optionee which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Optionee from:

(i)	being employed or engaged by the Company, its subsidiaries or another employer, in a position the same as or similar to that in which he was last employed or engaged by the Company or its subsidiaries; or

(ii)	acting as a Director/Officer of the Company or its subsidiaries.

(m)	“Employee” means:

(i)	an individual who is considered an employee of the Company or its subsidiary under the Income Tax Act (Canada);

(ii)	an individual who works full-time for the Company or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii)	an individual who works for the Company or its subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source;

(n)	“Exchange” means:

(i)	the TSX if the Shares are listed on the TSX; and

(ii)	if the Shares are not listed on the TSX, any other stock exchange on which the Shares are listed (if the Shares are traded on more than one stock exchange, then the stock exchange on which a majority of Shares are traded).

(o)	“Insider” in relation to the Company means:

(i)	a director or senior officer of the Company;

(ii)	a director or senior officer of a company that is an Insider or subsidiary of the Company; or

(iii)	a person that beneficially owns or controls, directly or indirectly, Shares carrying more than 10% of the voting rights attached to all outstanding Shares

(p)	“Insider Participation Limit” has the meaning ascribed thereto in Section 6.2;

(q)	“Management Company Employee” means an individual employed by an entity providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company;

(r)	“Market Price” in relation to a Share subject to an Option on the Date of Grant of the Option means:

(i)	if the Company is listed on the TSX, the volume weighted average trading price of the Shares for the five trading days (on which at least one board lot of the Shares was traded) before such Date of Grant on the TSX; or

(ii)	if the Shares are not listed on the TSX, the volume weighted average trading price of the Shares for the five trading days (on which at least one board lot of the Shares was traded) before such Date of Grant on such other stock exchange or securities market on which Shares are listed as is selected by the Board.

(s)	“Merger and Acquisition Transaction” means:

(i)	any merger;

(ii)	any acquisition;

(iii)	any amalgamation;

(iv)	any offer for Shares which if successful would entitle the offeror to acquire all of the voting securities of the Company; or

(v)	any arrangement or other scheme of reorganization;

that results in a Change in Control;

(t)	“Non-Employee Director” means any Director of the Company who is neither:

(i)	an Employee or Officer of the Company; nor

(ii)	a service provider (including a Consultant) of the Company, other than in the capacity of a Director;

(u)	“Option” means an option to purchase Shares granted under or subject to the terms of the Plan, including the Pre-Plan Options;

(v)	“Option Agreement” means a written agreement between the Company and an Optionee that sets forth the terms, conditions and limitations applicable to an Option;

(w)	“Option Period” means the period during which an Option may be exercised;

(x)	“Optionee” means a person to whom an Option has been granted under the terms of the Plan or who holds an Option that is otherwise subject to the terms of the Plan;

(y)	“Plan” means this 2020 Amended and Restated Stock Option Plan, as the same may from time to time be supplemented or amended and in effect;

(z)	“Pre-Plan Options” has the meaning set forth in Section 4.2;

(aa)	“Related Group of Persons” in respect of a person means:

(i)	the person together with any one or more of the person’s Associates or Affiliates; and

(ii)	any two or more persons who have an agreement, commitment or understanding, whether formal or informal, with respect to:

(A)	the acquisition of or the intention to acquire, directly or indirectly, beneficial ownership of, or control and direction over, voting securities of the Company; or

(B)	the exercise of voting rights attached to the securities of the Company beneficially owned by such persons, or over which such persons have control and direction, on matters regarding the appointment of directors or control of the management, affairs and business of the Company;

(iii)	despite the above Section 2.1(aa)(ii)(A), a registered dealer acting solely in an agency capacity for a person or Related Group of Persons in connection with the acquisition of beneficial ownership of, or control and direction over, securities of the Company, and not executing principal transactions for its own account or performing services beyond customary dealer’s functions, shall not be deemed solely by reason of such agency relationship to be a related person for the purposes of the definition of Related Group of Persons;

(bb)	“Securities Act” means the Securities Act (British Columbia), as amended from time to time;

(cc)	“Shares” means common shares in the capital of the Company;

(dd)	“TSX” means the Toronto Stock Exchange (or any successor stock exchange thereof).

3.	Administration of the Plan

3.1	The Plan shall be administered by the Committee. With respect to Option grants to directors of the Company, the Board shall serve as the Committee. With respect to any other Options the Board may specifically constitute a committee of two or more directors of the Company as the Board may designate from time to time to serve as the Committee for the Plan, all of the members of which shall be and remain directors of the Company. Notwithstanding the foregoing, the Board may resolve to be the Committee to administer the Plan with respect to all of the Plan or certain participants and/or awards made or to be made under the Plan.

3.2	The Committee shall have full and exclusive power to interpret the Plan, to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan, and to reserve and issue Shares issuable pursuant to the exercise of Options. The Committee may, in its discretion but subject to any necessary approvals of any stock exchange or regulatory body having jurisdiction over the securities of the Company, provide for the extension of the exercisability of an Option, accelerate the vesting or exercisability of any Option, eliminate or make less restrictive any restrictions contained in an Option, waive any restriction or other provision of the Plan or an Option or otherwise amend or modify an Option in any manner that is either (a) not adverse to the Optionee holding such Option or (b) consented to by such Optionee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee shall be liable for anything done or omitted to be done by such member, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under the Plan, except for such member’s own wilful misconduct or as expressly provided by statute.

3.3	All administrative costs of the Plan shall be paid by the Company.

4.	Eligibility

4.1	Options may be granted to Employees, Directors/Officers and Consultants (and Consultant Companies as may be permitted by the Exchange) who are in the opinion of the Committee in a position to contribute to the success of the Company or any of its Affiliates or who, by virtue of their service to the Company or any predecessors thereof or to any of its Affiliates are, in the opinion of the Committee, worthy of special recognition. The granting of Options is entirely discretionary and nothing in this Plan shall be deemed to give any person any right to participate in this Plan or to be granted an Option and designation of an Optionee in any year shall not require the designation of such person to receive an Option in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the amount and terms of their respective Options.

4.2	Any options previously granted by the Company (the “Pre-Plan Options”) which remain outstanding as at the effectiveness of the Plan, and any Options granted pursuant to the Plan, shall be governed by and subject to the terms of the Company’s stock option plan in force as of the date of grant of such stock options. Any Shares issuable upon exercise of the Pre-Plan Options will be included for the purpose of calculating the amounts set out in Sections 5 and 6 hereof.

4.3	Subject to any applicable regulatory approvals, Options may also be granted under the Plan in exchange for outstanding options granted by the Company or any predecessor company thereof or any Affiliate thereof, whether such outstanding options are granted under the Plan, under any other stock option plan of the Company or any predecessor company or any Affiliate thereof, or under any stock option agreement with the Company or any predecessor corporation or Affiliate thereof.

4.4	Subject to any applicable regulatory approvals, Options may also be granted under the Plan in substitution for outstanding options of another company in connection with a plan of arrangement or exchange, amalgamation, merger, consolidation, acquisition of property or shares, or other reorganization between or involving such other company and the Company or any of its subsidiaries.

5.	Number of Shares Reserved under the Plan

The maximum aggregate number of Shares issuable pursuant to the exercise of Options granted under the Plan, combined with all of the Company’s other security based compensation arrangements, including the Company’s restricted share unit award plan, from time to time shall not exceed in aggregate 8% of the Company’s Shares issued and outstanding at the time of grant (including Shares issuable upon exercise of any Pre-Plan Options), provided that:

(a)	if any Shares covered by an Option subject to the Plan are forfeited, or if an Option has expired, terminated or been cancelled for any reason whatsoever, then the Shares covered by such Option shall again be, or shall become, Shares with respect to which Options may be granted hereunder, and

(b)	such maximum number of Shares shall be appropriately adjusted in the event of any subdivision or consolidation of the Shares.

6.	Number of Optioned Shares per Optionee

6.1	The determination regarding the number of Shares that may be the subject of Options granted to each Optionee pursuant to an Option will be made by the Committee and will take into consideration the Optionee’s present and potential contribution to the success of the Company and applicable legal and regulatory requirements.

6.2	For so long as the Company is listed on the TSX, grants under the Plan shall be subject to the following limitations (collectively, the “Insider Participation Limit”):

(a)	Shares issuable to Insiders under the Plan at any time, when combined with all of the Company’s other security based compensation arrangements, shall not exceed 8% of the issued and outstanding Shares; and

(b)	Shares issued to Insiders under the Plan, when combined with all of the Company’s other security based compensation arrangements, shall not exceed 8% of the issued and outstanding Shares in any 12 month period.

6.3	No Option shall be granted to any Non-Employee Director if such grant would, at the time of the grant result in:

(a)	the aggregate value of Options granted to the Non-Employee Director during the Company’s fiscal year exceeding $100,000; or

(b)	the aggregate value of Options and, in the case of security based compensation arrangements of the Company that do not provide for the granting of incentive stock options (“Full Value Awards”), the grant value of Shares granted to the Non-Employee Director during the Company’s fiscal year exceeding $150,000, provided that any Full Value Award elected to be received by a Non-Employee Director, in the Non-Employee Director’s discretion, in place of the same value of foregone cash compensation from the Company, shall not be counted toward the foregoing $150,000 limit and provided further that this Section 6.3(b) shall not apply to one time initial grants to new directors who would be a Non-Employee Director upon joining the Board as compensation for serving on the Board,

(collectively, the “Non-Employee Director Limit”).

7.	Price

7.1	The exercise price per Share subject to an Option shall be determined by the Committee at the time the Option is granted, provided that the exercise price shall not be less than the Market Price less any applicable discounts permitted by the Exchange, or such other minimum exercise price as may be required by the Exchange.

7.2	Subject to applicable regulatory requirements and approval, the Committee may reprice the prevailing exercise price of an Option. Any reduction in the exercise price of an Option held by an Optionee who is an Insider at the time of the proposed amendment is, however, subject to disinterested shareholder approval if and as required by the Exchange.

8.	Term and Exercise of Options

8.1	The Option Period shall be determined by the Committee at the time the Option is granted and may be up to five years from the Date of Grant. The Option Period is also subject to reduction pursuant to the provisions of Article 10. Subject to the applicable maximum Option Period provided for in this Section 8.1 and subject to applicable regulatory requirements and approvals, the Committee may extend the Option Period for an Option. Notwithstanding anything contained herein, if the Option Period expires during a Black Out Period or within 2 business days of a Black Out Period, the Option Period shall be extended to 10 days from the end of the Black Out Period.

8.2	The vesting schedule for each Option shall be determined by the Committee at the time the Option is granted and shall be specified in the Option Agreement in respect of the Option.

8.3	Notwithstanding the foregoing provision of this Article 8, if there is a takeover bid or tender offer made for all or any of the issued and outstanding Shares, then the Committee may, by resolution, permit all Options outstanding to become immediately exercisable in order to permit the Shares issuable under such Options to be tendered to such bid or offer.

8.4	The vested portion of Options will be exercisable, either all or in part, at any time after vesting. If less than all of the Shares included in the vested portion of any Option are purchased, the remainder may be purchased, subject to the Option’s terms, at any subsequent time prior to the expiration of the Option Period.

8.5	The exercise of any Option will be contingent upon receipt by the Company of payment for the full exercise price of the Shares being purchased in cash by way of certified cheque or bank draft. No Optionee or the legal representatives, legatees or distributees of the Optionee will be, or will be deemed to be, a holder of any Shares subject to an Option under the Plan unless and until certificates for such Shares are issued to the Optionee or such other persons under the terms of the Plan.

9	Stock Option Agreement

Upon the grant of an Option to an Optionee, the Company and the Optionee shall enter into an Option Agreement setting out the number of Shares subject to the Option, the exercise price per Share, the Option Period, and the vesting schedule for the Option, if any, and incorporating the terms and conditions of the Plan and any other requirements of applicable regulatory authorities and such other terms and conditions as the Committee may determine are necessary or appropriate, subject to the terms of the Plan. Without limiting the generality of the foregoing and if and for so long as the Company is listed on the TSX, for Options granted to Employees, Consultants or Management Company Employees, the Company and the Optionee are responsible for ensuring and representing in an Option Agreement that the Optionee is a bona fide Employee, Consultant or Management Company Employee, as the case may be.

10.	Effect of Termination of Employment or Death

10.1	If an Optionee ceases to be a Director/Officer, Employee, Consultant or Management Company Employee of the Company, each Option held by the Optionee shall be treated as follows:

(a)	if the Optionee, or in the case of an Option granted to any Optionee who satisfies the definition of an individual Consultant or Management Company Employee, the Optionee’s employer, ceases to be employed or engaged by the Company and any of its subsidiaries without cause (including by way of voluntary resignation as a Director, Officer, Employee, Consultant or Management Company Employee or pursuant to a Merger and Acquisition Transaction), each Option held by the Optionee shall be exercisable: (i) in respect of that number of Shares that have vested pursuant to the terms of the Option Agreement governing such Option at any time up to but not after the earlier of: (A) the date which is 90 days after the date the Optionee ceases to be in at least one of such categories as provided for in the Option Agreement with the Optionee; and (B) the expiry of the Option Period of that Option, or (ii) as otherwise provided for in the Option Agreement governing such Option;

(b)	Notwithstanding Section 10.1(a) of the Plan, if the Optionee ceases to be a Director/Officer, Employee, Consultant or Management Company Employee of the Company and any of its subsidiaries due to death or Disability or, in the case of an Optionee that is a company, the death or Disability of the person who provides management or consulting services to the Company or to any entity controlled by the Company, each Option held by the Optionee shall be exercisable in respect of that number of Shares that have vested pursuant to the terms of the Option Agreement governing such Option at any time up to but not after the earlier of: (i) the expiry of the Option Period of that Option; and (i) the date which is 12 months after the date of death or Disability; and

(c)	Notwithstanding Section 10.1(a) of the Plan, if the Optionee or in the case of an Option granted to any Optionee who satisfies the definition of an individual Consultant or Management Company Employee, the Optionee’s employer:

(i)	ceases to be employed or engaged by the Company and any of its subsidiaries for cause, as that term is interpreted by the courts of the jurisdiction in which the Optionee or Optionee’s employer is employed or engaged;

(ii)	ceases to be a Director/Officer, Employee, Consultant or Management Company Employee of the Company and any of its subsidiaries by order of any securities commission, recognized stock exchange, or any regulatory body having jurisdiction to so order; or

(iii)	ceases to be eligible to hold office as a Director of the Company and any of its subsidiaries under the provisions of the applicable corporate statute,

each Option held by the Optionee shall be exercisable in respect of that number of Shares that have vested pursuant to the terms of the Option Agreement governing such Option at any time up to but not after the earlier of: (i) the expiry of the Option Period of that Option; and (ii) the date on which the Optionee ceases to be in at least one of such categories as provided for in the Option Agreement with the Optionee.

10.2	Notwithstanding the foregoing provisions of this Article 10 and subject to any applicable regulatory requirements and approvals, the Committee may, in its discretion, provide for the extension of the exercisability of an Option for any period that is not beyond the applicable expiration date thereof, accelerate the vesting or exercisability of an Option, eliminate or make less restrictive any restrictions governing an Option, waive any restriction or other provision of this Plan or an Option or otherwise amend or modify the Option in any manner that is either (a) not adverse to such Optionee or (b) consented to by such Optionee.

11.	Adjustment in Shares Subject to the Plan

11.1	The exercise price for and the number of Shares covered by an Option will be adjusted, with respect to the then unexercised portion thereof, by the Committee from time to time (on the basis of such advice as the Committee considers appropriate, including, if considered appropriate by the Committee, a certificate of the auditor of the Company) in the event and in accordance with the provisions and rules set out in this Article 11. Any dispute that arises at any time with respect to any adjustment pursuant to such provisions and rules will be conclusively determined by the Committee, and any such determination will be binding on the Company, the optionee and all other affected parties.

(a)	In the event that a dividend is declared upon the Shares, payable in Shares (other than in lieu of dividends paid in the ordinary course), the number of Shares then subject to any Option shall be adjusted by adding to each such Share the number of Shares which would be distributable thereon if such Share had been outstanding on the date fixed for determining shareholders entitled to receive such stock dividend.

(b)	In the event that the outstanding Shares are changed into or exchanged for a different number or kind of Shares or other securities of the Company or of another corporation, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation, then there shall be substituted for each Share subject to any Option the number and kind of Shares or other securities of the Company or another corporation into which each outstanding Share shall be so changed or for which each such Share shall be exchanged.

(c)	In the event that there is any change, other than as specified above in this Article 11, in the number or kind of outstanding Shares or of any securities into which such Shares shall have been changed or for which they shall have been exchanged, then, if the Committee, in its sole discretion, determines that such change equitably requires an adjustment to be made in the number or kind of Shares then subject to any Option, an equitable adjustment shall be made in the number or kind of Shares, such adjustment shall be made by the Committee and be effective and binding for all purposes.

(d)	In the event that the Company distributes by way of a dividend, or otherwise, to all or substantially all holders of Shares, property, evidences of indebtedness or shares or other securities of the Company (other than Shares) or rights, options or warrants to acquire Shares or securities convertible into or exchangeable for Shares or other securities or property of the Company, other than as a dividend in the ordinary course, then, if the Committee, in its sole discretion, determines that such action equitably requires an adjustment in the exercise price of the Option or number of Shares subject to any Option, or both, such adjustment shall be made by the Committee and shall be effective and binding for all purposes.

11.2	In the case of any such substitution or adjustment as provided for in this Article 11, the exercise price in respect of each Option for each Share covered thereby prior to such substitution or adjustment will be proportionately and appropriately varied, such variation shall generally require that the number of Shares or securities covered by the Option after the relevant event multiplied by the varied option exercise price be equal to the number of Shares covered by the Option prior to the relevant event multiplied by the original exercise price of the Option.

11.3	No adjustment or substitution provided for in this Article 11 shall require the Company to issue a fractional share in respect of any Option. Fractional shares shall be eliminated.

11.4	The grant of an Option shall not affect in any way the right or power of the Company to effect adjustments, reclassifications, reorganizations, arrangements or changes of its capital or business structure, or to amalgamate, merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets

11.5	In the event of a Merger and Acquisition Transaction or proposed Merger and Acquisition Transaction, the Committee shall determine in an appropriate and equitable manner:

(a)	any adjustment to the number and type of Shares that thereafter shall be made the subject of Options; and

(b)	the number and type of Shares subject to outstanding Options; and

(c)	the manner in which all unvested Options granted under this Plan will be treated including, without limitation, requiring the acceleration of the time for the vesting of such Options by the participants, the time for the fulfilment of any conditions or restrictions on such vesting, and the time for the expiry of such Options.

Subsections (a) through (c) of this Section 11.5 may be utilized independently of, successively with, or in combination with each other and Article 11, and nothing therein contained shall be construed as limiting or affecting the ability of the Committee to deal with Options in any other manner. All determinations by the Committee under this Article 11 will be final, binding and conclusive for all purposes.

11.6	Notwithstanding anything else in this Plan, any unvested Options issued to a participant at the time of a Merger and Acquisition Transaction shall immediately vest if either (i) the participant is either terminated without cause or resigns with good reason (as such term has been defined under common law, including any reason that would be considered to amount to constructive dismissal by a court of competent jurisdiction) from their position with the Company within the period ending 12 months from the date of the completion of the Merger and Acquisition Transaction, or (ii) the Committee, acting reasonably, determines that an adjustment to the number and type of Shares resulting from a Merger and Acquisition Transaction is impractical or impossible. In the event this Section 11.6 is applicable, the Committee shall, acting reasonably, determine the extent to which the Participant met the conditions for vesting of Options.

12.	Non-Assignability

All Options, benefits and rights accruing to any Optionee in accordance with the terms and conditions of the Plan are non-assignable and non-transferable, except as specifically provided in Section 10.1(b) in the event of the death of the Optionee. During the lifetime of the Optionee, all such Options, benefits and rights may only be exercised by the Optionee.

13.	Employment

Nothing contained in the Plan shall confer upon any Optionee any right with respect to employment or continuance of employment with, or the provision of services to, the Company or any of its Affiliates, or interfere in any way with the right of the Company or any of its Affiliates to terminate the Optionee’s employment or services at any time. Participation in the Plan by an Optionee is voluntary.

14.	Record Keeping

The Company shall maintain a register in which shall be recorded or maintained:

(a)	the name and address of each Optionee;

(b)	the number of Shares subject to Options granted to each Optionee, the number of Shares issued to each Optionee upon the exercise of Options, and the number of Shares subject to Options remaining outstanding;

(c)	a copy of each outstanding Option Agreement; and

(d)	such other information as the Committee may determine.

15.	Regulatory Approvals

15.1	The Plan is subject to the approval of regulatory authorities having, or which may have, jurisdiction over the securities of the Company, and the Board is authorized to amend the text thereof from time to time in order to comply with any changes thereto required by such applicable regulatory authorities.

15.2	The obligation of the Company to issue and deliver Shares in accordance with the Plan is subject to the approval of any governmental authority having jurisdiction or any stock exchange or stock quotation system on which the Shares are listed for trading or quoted which may be required in connection with the authorization, issuance or sale of such Shares by the Company. If any Shares cannot be issued to any Optionee for any reason including, without limitation, the failure to obtain such approval, then the obligation of the Company to issue such Shares shall terminate and any exercise price for an Option paid to the Company shall be returned to the Optionee.

16.	Hold Periods, Securities Regulation and Tax Withholding

16.1	Where necessary to effect exemption from registration or distribution of the Shares under securities laws applicable to the securities of the Company, an Optionee shall be required, upon the acquisition of any Shares upon the exercise of Options, to acquire such Shares with investment intent (i.e. for investment purposes) and not with a view to their distribution, and to present to the Committee an undertaking to that effect in a form acceptable to the Committee. The Committee may cause a legend or legends to be placed upon any certificates for the Shares to make appropriate reference to applicable resale restrictions. The Committee may take such other action or require such other action or agreement by such Optionee as may from time to time be necessary to comply with applicable securities laws. This provision shall in no way obligate the Company to undertake the registration or qualification of any Options or the underlying Shares under any securities laws applicable to the securities of the Company.

16.2	The Committee and the Company may take all such measures as they deem appropriate to ensure that the Company’s obligations under the withholding provisions under income tax laws applicable to the Company and other provisions of applicable laws are satisfied with respect to the issuance of Shares pursuant to the Plan or the grant or exercise of Options under the Plan. Without limiting the generality of the foregoing, the Company may, as a condition to the exercise of any Option, require that the Optionee pay to the Company, concurrently with the payment of the full exercise price of the Shares being purchased, by way of certified cheque or bank draft, an amount in cash equal to any withholding taxes that the Company is required to remit to the Canada Revenue Agency on account of payroll withholding obligations (including, but not limited to, income tax, UIC and/or CPP) as a result of the exercise of the Option by the Optionee.

16.3	Issuance, transfer or delivery of certificates for Shares purchased pursuant to the Plan may be delayed, at the discretion of the Committee, until the Committee is satisfied that the applicable requirements of securities and income tax laws have been met.

17.	Amendment and Termination of Plan

17.1	The Board reserves the right to amend or terminate the Plan at any time if and when it is advisable in the absolute discretion of the Board; provided, however, that no such amendment or termination shall adversely affect any outstanding Options granted under the Plan without the consent of the Optionee. Any amendment to the Plan shall also be subject to any necessary approvals of any stock exchange or regulatory body having jurisdiction over the securities of the Company and, where applicable, the approval of the shareholders of the Company.

17.2	The types of amendments that do not require the approval of the shareholders of the Company include, but are not limited to:

(a)	amendments of a ‘‘housekeeping’’ nature, including those required to clarify any ambiguity or rectify any inconsistency in the Plan;

(b)	amendments made pursuant to Section 17.1 hereof to comply with any changes required by applicable regulatory authorities having jurisdiction over securities of the Company from time to time including, but not limited to, the Exchange or other mandatory provisions of applicable law;

(c)	amendments which are advisable to accommodate changes in tax laws;

(d)	the extension of accelerated expiry dates to, but not beyond, the expiry date originally set at the time of the Option grant;

(e)	amendments to the vesting provisions of any Option granted under the Plan; and

(f)	amendments to the terms of Options in order to maintain Option value in connection with an adjustment in the Shares of the Company as contemplated in Section 11 hereof.

17.3	Notwithstanding the provisions of Section 17.2, the Board may not, without the prior approval of the shareholders of the Company, make amendments to the Plan for any of the following purposes:

(a)	to increase the maximum number of Shares issuable under the Plan as set out in Section 5;

(b)	to reduce the exercise price of any outstanding Options;

(c)	to extend the Option Period of any outstanding Options, except where the Option Period is extended because it would have occurred during a Black Out Period;

(d)	to remove or to exceed the Insider Participation Limit or the Non-Employee Director Limit;

(e)	to amend the Plan to permit the grant of an Option with an Option Period of more than 5 years from the Date of Grant;

(f)	to amend the non-assignability provision contained in Section 12 hereof, except as otherwise permitted by the Exchange or for estate planning or estate settlement purposes;

(g)	to expand the class of Optionees to whom Options may be granted under the Plan;

(h)	to add or change the provisions relating to any form of financial assistance provided by the Company to participants in the Plan that would facilitate the purchase of securities under the Plan; and

(i)	to amend this Section 17.3.

17.4	Consent to Amend

The Board may amend any Option with the consent of the affected Optionee and the Exchange, including any shareholder approval required by the Exchange. For greater certainty, disinterested shareholder approval is required for: (i) a reduction in the exercise price of an Option; (ii) an extension of the Option Period of an Option; or (iii) any action to remove or to exceed the Insider Participation Limit or the Non-Employee Director Limit.

17.5	Amendment Subject to Approval

If the amendment of an Option requires regulatory or shareholder approval, such amendment may be made prior to such approvals being given, but no such amended Options may be exercised unless and until such approvals are given.

18.	No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

19.	General Provisions

19.1	Nothing contained in the Plan shall prevent the Company or any of its Affiliates from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the issuance of securities of the Company (subject to shareholder approval if such approval is required by applicable securities regulatory authorities) and such arrangements may be either generally applicable or applicable only in specific cases.

19.2	The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any option agreement, and all determinations made and actions taken pursuant hereto shall be governed by and determined in accordance with the laws of the Province of British Columbia, Canada.

19.3	If any provision of the Plan or any Option is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Option, or would disqualify the Plan or any Option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, person or Option and the remainder of the Plan and any such Option shall remain in full force and effect.

19.4	Neither the Plan nor any Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its Affiliates and an Optionee or any other person.

19.5	Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

20.	Effective Date of the Plan

20.1	Subject to the ratification and approval of the Plan by the shareholders of the Company and all necessary regulatory approvals pursuant to Section 15 hereof, the Plan will be effective as of the 24th day of June, 2020.

Adopted by the Board of Directors on June 28, 2011, as amended June 13, 2012, June 9, 2015, September 12, 2017 and June 24, 2020.